                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                THE GREENBRIER COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                             MERRILL CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]

                             ONE CENTERPOINTE DRIVE
                                   SUITE 200
                           LAKE OSWEGO, OREGON 97035

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 12, 1999

                            ------------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of The Greenbrier Companies, Inc. (the "Company") will be held at 2:00 p.m. on January 12, 1999 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, for the following purposes:

    1.  Electing two directors of the Company;

    2. Ratifying the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 1999; and

    3.  Transacting such other business as may properly come before the meeting.

    Only holders of the Company's Common Stock at the close of business on November 20, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders at the time and place of the meeting and, for a period of ten days prior to the meeting, at the offices of the Secretary, 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon.

                                          By Order of the Board of Directors,
                                          Kenneth D. Stephens
                                          SECRETARY

Lake Oswego, Oregon
November 30, 1998

--------------------------------------------------------------------------------

 YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

                         THE GREENBRIER COMPANIES, INC.
                             ONE CENTERPOINTE DRIVE
                                   SUITE 200
                           LAKE OSWEGO, OREGON 97035

                            ------------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the "Company") of proxies to be voted at the 1999 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. on January 12, 1999 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors, for ratification of the appointment of the independent auditors and in support of the recommendations of management on such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company's officers and regular employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement is first being mailed to stockholders on or about November 30, 1998.

                                     VOTING

    Holders of record of the Company's Common Stock on November 20, 1998, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of October 31, 1998, there were 14,254,132 shares of Common Stock outstanding and entitled to vote, and a majority, or 7,127,067 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Stockholders are not entitled to cumulative voting in the election of directors. Abstentions will be counted in determining whether a quorum is present for the meeting and will be counted as a vote against any proposal. Broker non-votes will also be counted in determining whether a quorum is present, but will not be counted either for or against the proposal at issue.

                             ELECTION OF DIRECTORS

    The Board of Directors is comprised of seven directors. The directors are divided into three classes, two of which are comprised of two directors and one of which is comprised of three directors. One class is elected each year for a three-year term. The two nominees for election as directors to serve until the Annual Meeting of Stockholders in 2002, or until their respective successors are elected and qualified, are Victor G. Atiyeh and Benjamin R. Whiteley. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The two nominees for director receiving the highest number of votes will be elected to the Board of Directors.

    Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

    If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. ATIYEH AND WHITELEY.

    The following table sets forth certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                                                                                                                EXPIRATION
                                                                                                   DIRECTOR     OF CURRENT
NAME                                          AGE                     POSITIONS                      SINCE         TERM
-----------------------------------------     ---     ------------------------------------------  -----------  -------------
NOMINEES FOR ELECTION

Victor G. Atiyeh+*                            75      Director                                          1994          1999

Benjamin R. Whiteley+*                        69      Director                                          1994          1999

DIRECTORS CONTINUING IN OFFICE

Alan James(1)                                 68      Chairman of the Board of Directors                1981          2000

William A. Furman(1)                          54      President and Chief Executive Officer and         1981          2000
                                                        Director

C. Bruce Ward                                 68      Chairman of Gunderson, Inc. and Director          1994          2000

Peter K. Nevitt+*                             71      Director                                          1994          2001

A. Daniel O'Neal, Jr.                         62      Chairman of Autostack Corporation and             1994          2001
                                                        Director

------------------------------

 +  Member of the Audit Committee

 *  Member of the Compensation Committee

(1) Messrs. James and Furman have entered into a Stockholders' Agreement pursuant to which they have agreed to vote their shares together to elect each other as a director of the Company. See information under the caption Certain Relationships and Related Party Transactions elsewhere in this Proxy Statement.

                         ------------------------------

    VICTOR G. ATIYEH, Director. Mr. Atiyeh has been a principal in Victor Atiyeh & Co., international trade consultants, since 1987. He was Governor of the State of Oregon from January 1979 to January 1987.

    BENJAMIN R. WHITELEY, Director. Mr. Whiteley is retired Chairman and Chief Executive Officer of Standard Insurance Company, a life insurance company. He served as President and Chief Executive Officer of Standard Insurance Company from 1983 to 1993 and as Chairman and Chief Executive Officer from 1992 to 1994. He served as Chairman of the Board from 1993 to 1998. Mr. Whiteley continues as a director of Standard Insurance Company and is also a director of Northwest Natural, a utility company, and Willamette Industries, Inc., a forest products company.

    ALAN JAMES is Chairman of the Board of Directors. Mr. James was President of Greenbrier Leasing Corporation ("Greenbrier Leasing") from 1979 to 1983. Mr. James has been associated with the Company and its predecessor companies since 1974. Prior to the acquisition of Greenbrier Leasing in 1981, Mr. James served as President and as a member of the Board of Directors of TransPacific Financial Corporation. In 1974, he and Mr. Furman acquired TransPacific's National Division. Prior to joining

TransPacific, Mr. James was Senior Vice President of Marketing for GATX-ARMCO-Boothe in San Francisco, California.

    WILLIAM A. FURMAN is President, Chief Executive Officer and a Director. Mr. Furman has also been Chief Executive Officer of Gunderson, Inc. ("Gunderson") since January 1990 and Managing Director of TrentonWorks Limited since March 1995. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was associated with TransPacific Financial Corporation and FMC Corporation. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

    C. BRUCE WARD is a Director and Chairman of the Board of Directors of Gunderson, a position he has held since 1990. From 1985 to 1989, he was President and Chief Executive Officer of Gunderson, having rejoined Gunderson when he and the Company acquired it from FMC Corporation. Mr. Ward serves as a director of Stimson Lumber Company, a privately-held forest products company.

    PETER K. NEVITT, Director. Mr. Nevitt was President and Chief Executive Officer of Mitsui Nevitt Capital Corporation since it was organized in 1988 through the end of 1996. From 1977 through 1987 he was first President and later Chairman of BankAmeriLease Companies, subsidiaries of BankAmerica Corporation engaged in equipment leasing. Mr. Nevitt also serves as a director of Leasing Solutions, Inc., a company engaged in leasing computer and communications equipment.

    A. DANIEL O'NEAL, JR., Director. Mr. O'Neal has been Chairman of Autostack Corporation since 1992 and a director of Gunderson since 1985. From 1973 until 1980, Mr. O'Neal served as a commissioner of the Interstate Commerce Commission, and from 1977 until 1980 served as its Chairman. From 1989 until 1996, he was Chief Executive Officer and owner of a freight transportation services company. He is currently Chairman of Powertech Toolworks, Inc., a computer services and training company.

    During the year ended August 31, 1998, the Board of Directors held four regular meetings. The Company maintains a standing Audit Committee and Compensation Committee, but does not maintain a standing nominating committee.

    The Audit Committee consists of Messrs. Whiteley (Chairman), Atiyeh and Nevitt. The function of the Audit Committee is to recommend to the Board of Directors the engagement and discharge of the Company's independent auditors; to review the policies and procedures of the Company and management with respect to maintaining the Company's books and records; to review the results of the audit and any other recommendations the auditors may have; and to make such other recommendations to the Board of Directors as it deems appropriate from time to time.

    The Compensation Committee consists of Messrs. Nevitt (Chairman), Atiyeh and Whiteley. The Compensation Committee considers and makes recommendations to the Company's Board of Directors regarding the compensation of the senior executives of the Company; considers, reviews and grants stock options and administers the Company's 1994 Stock Incentive Plan; and considers matters of director compensation, benefits and other forms of remuneration.

    The Audit Committee of the Board of Directors held four meetings and the Compensation Committee held three meetings during the Company's year ended August 31, 1998.

                           COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are officers of the Company are not separately compensated for serving on the Board of Directors. Directors who are not officers of the Company are paid a retainer of $12,000 per year and a meeting fee of $1,000 per meeting, plus reimbursement of expenses. In addition, each non-employee director will receive, immediately following each annual meeting of stockholders, a five-year option to purchase 1,000 shares of the Company's Common Stock at the fair market value of the Common Stock on the date of grant. Such options vest at a rate of 50 percent per year. During fiscal 1998, the Company awarded Messrs. Atiyeh, Nevitt and Whiteley each an option to purchase 1,000 shares of the

Company's Common Stock at $17.34 per share, the market price on the date of grant. Mr. Whiteley also serves as a director of Gunderson and, as such, receives a meeting fee of $1,000 per meeting, plus reimbursement of expenses. Mr. Nevitt also provides consulting services for the Company. During the year ended August 31, 1998, Mr. Nevitt received consulting fees aggregating $30,000.

                           CERTAIN RELATIONSHIPS AND
                           RELATED PARTY TRANSACTIONS

    JAMES-FURMAN & COMPANY PARTNERSHIP. Mr. James, Chairman of the Board of Directors, and Mr. Furman, President and Chief Executive Officer of the Company, are partners in a general partnership, James-Furman & Company (the "Partnership"), that, among other things, engages in the ownership, leasing and marketing of railcars and other surface transportation equipment and programs for refurbishing and marketing of used railcars. In 1989, the Partnership and the Company entered into presently existing agreements pursuant to which the Company manages and maintains railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to the Company than the fee the Company could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to the Company under such agreements in 1998 aggregated $768,000. In addition, the Partnership paid the Company fees of $120,000 in 1998 for administrative and other services. The management and maintenance agreements presently in effect between the Company and the Partnership provide that in remarketing railcars owned by the Partnership and the Company, as well as by unaffiliated lessors, the Company will, subject to the business requirements of prospective lessees and regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Additions to the lease fleet of new or used equipment are deemed to be off-lease and available from the date of addition to the fleet.

    Such agreements also provide that the Partnership will grant to the Company a right of first refusal with respect to any opportunity originated by the Partnership in which the Company may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars or other surface transportation equipment. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to the Company and must provide the disinterested, independent members of the Board of Directors a period of not less than 30 days in which to determine whether the Company desires to pursue the opportunity. The right of first refusal in favor of the Company continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be officers or directors of the Company. The Partnership has advised the Company that it does not currently expect to pursue acquisitions of additional railcars.

    INDEBTEDNESS OF MANAGEMENT. The largest aggregate amount of indebtedness outstanding at any time to the Company since September 1, 1997 by L. Clark Wood, President of Manufacturing Operations is $300,000. The amount due from Mr. Wood neither bears interest nor has a fixed maturity.

    OPTION ON PROPERTIES. The Company has granted Messrs. James and Furman a 10-year option to purchase three parcels of residential real estate owned by the Company and adjacent to property presently owned by Mr. Furman at a purchase price equal to the greater of the Company's adjusted basis in the properties or fair market value, as determined by an independent appraiser selected by the Company. The option also includes a right of first refusal in favor of Messrs. James and Furman in the event the Company desires to sell the properties to a third party.

    POLICY. It is the Company's policy that all proposed transactions by the Company with directors, officers, five percent stockholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of its Board of Directors.

                             EXECUTIVE COMPENSATION

CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

    The following table sets forth, for the years ended August 31, 1998, 1997 and 1996, compensation information with respect to the Company's (a) Chief Executive Officer and (b) each of the four other most highly compensated executive officers (collectively, "Named Executive Officers"), based on the salary and bonus earned during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                     ANNUAL COMPENSATION          -------------------
                                              ---------------------------------       SECURITIES
                                                                   OTHER ANNUAL       UNDERLYING         ALL OTHER
               NAME AND                       SALARY    BONUS(1)   COMPENSATION     OPTIONS/SARS(2)     COMPENSATION
          PRINCIPAL POSITION            YEAR    ($)       ($)          ($)                (#)               ($)
--------------------------------------  ----  -------  ----------  ------------   -------------------   ------------
Alan James                              1998  240,000    700,000          --                --                  --
  Chairman of the Board                 1997  200,000     75,000          --                --                  --
                                        1996  200,000    700,000          --                --                  --

William A. Furman                       1998  480,000    700,000          --                --               2,500(3)
  President and Chief Executive         1997  400,000     75,000          --                --               2,375(3)
  Officer                               1996  400,000    700,000          --                --               2,375(3)

L. Clark Wood                           1998  181,250    245,000          --                --             136,451(4)
  President Manufacturing Operations    1997  165,000     75,000          --                --             215,684(4)
                                        1996  165,000    195,000          --             8,000               7,027(4)

Robin D. Bisson                         1998  160,000    255,000          --                --              65,945(5)
  Sr. Vice President                    1997  155,000    145,000          --                --              71,916(5)
                                        1996  155,000    190,000          --            10,000               9,093(5)

Norriss M. Webb                         1998  165,000    200,000          --                --             225,751(6)
  Executive Vice President and General  1997  155,000    100,000          --                --             279,618(6)
  Counsel                               1996  155,000    150,000          --            10,000               6,552(6)

------------------------

(1) Includes bonuses paid during the fiscal year or paid during the subsequent year but attributable to the fiscal year indicated.

(2) Grants of incentive stock options pursuant to the Company's 1994 Stock Incentive Plan.

(3) Consists of the Company's contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Furman.

(4) Consists of the Company's contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Wood; $130,000 in 1998 and $210,000 in 1997 representing the contribution to the Deferred Benefit Plan for the benefit of Mr. Wood, including a cash payment made on behalf of Mr. Wood to cover the estimated tax liability resulting from the contribution; and $3,951 in 1998 and $3,100 in each of 1997 and 1996 representing the benefit to Mr. Wood of payment of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company will be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Wood's death, termination of employment or cancellation or surrender of the policy.

(5) Consists of the Company's contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Bisson; $56,000 in 1998 and $64,000 in 1997 representing the contribution to the Deferred Benefit Plan for the benefit of Mr. Bisson, including a cash payment made on behalf of Mr. Bisson to cover the estimated tax liability resulting from the contribution; and $7,445 in 1998 and $5,200 in each of 1997 and 1996 representing the benefit to Mr. Bisson of payment of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company will be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Bisson's death, termination of employment or cancellation or surrender of the policy.

(6) Consists of the Company's contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Webb; $220,000 in 1998 and $274,000 in 1997 representing the contribution to the Deferred Benefit Plan for the benefit of Mr. Webb, including a cash payment made on behalf of Mr. Webb to cover the estimated tax liability resulting from the contribution; and $3,243 in 1998 and $3,211 in each of 1997 and 1996 representing the benefit to Mr. Webb of payment of the annual premium pursuant to a split dollar life insurance policy. The benefit is measured based on the term insurance value of the life insurance purchased and a factor for lost interest on the premiums advanced. The Company will be reimbursed for its payments from the proceeds of the life insurance policy in the event of Mr. Webb's death, termination of employment or cancellation or surrender of the policy.

    No options for the purchase of the Company's Common Stock were awarded to the Company's Named Executive Officers during the fiscal year ended August 31, 1998.

    The following table sets forth the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on August 31, 1998. No options were exercised by the Named Executive Officers during the fiscal year ended August 31, 1998.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                           VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                                                OPTIONS AT FY-END            AT FY-END($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Alan James                                                      --            --            --            --
William A. Furman                                               --            --            --            --
L. Clark Wood                                                   12,000        12,000        31,750         31,750
Robin D. Bisson                                                 16,312        16,313       101,820        101,821
Norriss M. Webb                                                 16,000        16,000       101,313        101,313

------------------------------

(1) Calculated based upon the difference between the exercise price and the price of a share of the Company's Common Stock on August 31, 1998. The closing price on the New York Stock Exchange of the Common Stock of the Company on August 31, 1998 was $15.6250.

    EMPLOYMENT AGREEMENTS; OTHER ARRANGEMENTS. Messrs. James and Furman have entered into employment agreements with the Company dated July 1, 1994 under which they have agreed to serve, respectively, as the Company's Chairman of the Board and President and Chief Executive Officer. The principal terms of such employment agreements are described in the accompanying report of the Compensation Committee of the Board of Directors.

    Mr. O'Neal was a party to an employment agreement with Greenbrier Logistics under which he served as Chairman of the Board of Greenbrier Logistics. Mr. O'Neal received $200,000 in salary and $25,000 in bonus during fiscal year 1998 pursuant to that employment agreement.

    Mr. Wood, Mr. Bisson and Mr. Webb participate in a deferred benefit plan which provides for a payment as a result of a change of control (as defined). The principal terms of such plan are described in the accompanying report of the Compensation Committee of the Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

Board of Directors
The Greenbrier Companies, Inc.

    Securities and Exchange Commission rules governing disclosure of executive compensation in proxy statements require inclusion in this Proxy Statement of a report from the Compensation Committee of the Board of Directors addressing, with respect to the Company's most recently completed fiscal year: (a) the Company's policies regarding executive compensation generally; (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer; and (c) any relationship between such compensation and the Company's performance.

COMPOSITION OF THE COMMITTEE

    The Compensation Committee of the Board of Directors is established pursuant to the Company's Amended and Restated By-Laws. The Committee is charged, among other matters, with considering and making recommendations to the Board of Directors regarding salaries and bonuses for elected officers of the Company; considering, reviewing and granting awards under the Company's 1994 Stock Incentive Plan and administering the Plan; consulting with the Board of Directors of Greenbrier Leasing Corporation ("Greenbrier Leasing") regarding awards under Greenbrier Leasing's Deferred Benefit Plan and considering matters of director compensation, benefits and other forms of remuneration. The Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed at the annual meeting of the Board of Directors. Messrs. Peter K. Nevitt, Victor G. Atiyeh and Benjamin R. Whiteley are the present members of the Compensation Committee.

    The Compensation Committee held three meetings during the Company's 1998 fiscal year.

EXECUTIVE COMPENSATION POLICY GENERALLY

    The Company's general compensation policy extends to all employees, including executive officers. Under the policy, the Company endeavors to pay compensation, including salary and bonuses, as applicable, at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations.

    The Company believes that a significant portion of each employee's compensation should take the form of discretionary bonuses which generally reflect the results of operations achieved by the Company. This policy extends to all levels of the Company's employees. Under this policy, employees, other than employees covered by collective bargaining agreements, typically receive annual bonuses. The aggregate amount of such bonuses is determined at the discretion of senior management of the Company and is subject to approval by the Board of Directors of the applicable subsidiary based primarily upon a subjective evaluation of the subsidiary's results of operations. Within the approved bonus pool, specific bonus allocations to employees are made by management. Bonus amounts paid to executive officers must be approved by the Compensation Committee upon recommendation of the President.

    There is no fixed or predetermined relationship between the Company's results of operations and the amount to be allocated to employee or officer bonuses.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The compensation of the Company's Chairman of the Board and of its President and Chief Executive Officer is determined pursuant to the terms and conditions of employment agreements between such officers and the Company, effective July 1, 1994. During fiscal 1998, an independent consulting firm was engaged to review and analyze the compensation of the Corporation's President and Chief Executive

Officer and of its Chairman of the Board. Based upon an analysis prepared by the consultants and in view of the fact that the President and Chief Executive Officer and the Chairman of the Board had not received an increase in base salary since 1994, the Committee recommended and the Board of Directors approved base salary increases as of September 1, 1997 for Messrs. Furman and James, to $480,000 per year and $240,000 per year, respectively.

    In addition to base salary, Messrs. Furman and James are entitled to receive annual cash bonuses which increase with the Company's return on stockholders' equity. As long as the Company's return on equity is positive, the bonus is required to be at least $100,000. In the event the return on equity is 10%, an additional bonus of $200,000 is earned which increases ratably to $600,000 as the return on equity increases to 18%. If the return on equity exceeds 18%, the Compensation Committee has the authority to approve or recommend an additional bonus in excess of the $600,000. The Corporation achieved a return on defined stockholders' equity for the fiscal year ending August 31, 1998 of 18.8%. Accordingly, pursuant to the terms of the agreements, each of Messrs. James and Furman is entitled to an aggregate bonus of $700,000 for the fiscal year ended August 31, 1998. The Compensation Committee currently believes that the Company should be able to continue to manage its executive compensation program for the Chief Executive Officer so as to preserve the related federal income tax deductions under Section 162(m) of the Internal Revenue Code.

RETIREMENT SAVINGS PLANS

    The Company maintains 401(k) retirement savings plan applicable to all United States employees, including executive officers. Pursuant to these plans, the Company typically matches a portion of employee contributions to the plans. Contributions to the plans may be invested in a number of alternative investments which do not presently include the Company's Common Stock. The Company does not maintain other retirement or profit sharing plans for executive officers or other employees.

1994 STOCK INCENTIVE PLAN

    Pursuant to the 1994 Stock Incentive Plan (the "Plan"), the Company reserved an aggregate of 1,380,000 shares of its Common Stock for grants of incentive stock options, nonqualified stock options and restricted stock awards to officers, directors, employees and consultants. Under the Plan, each of the Company's non-employee directors receives an option to purchase 1,000 shares of the Company's Common Stock following each annual meeting of stockholders. Pursuant to this provision, each of the Company's three non-employee directors received options in January of 1998 to purchase 1,000 shares of the Common Stock at $17.34 per share. In 1998 the Committee recommended and the Board approved an amendment to the Plan to provide for the automatic acceleration of vesting of options upon the death of holders. In fiscal year 1998, the Company did not award any stock options to employees and consultants under the Plan. The President and Chief Executive Officer is not eligible to receive awards under the Plan. The Plan is administered, and any future grants will be awarded, by the Compensation Committee.

1995 EMPLOYEE STOCK PURCHASE PLAN

    All permanent employees of the Company and designated subsidiaries, including employees who are officers or directors, are eligible to participate in the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, participating employees authorize payroll deductions of up to five percent of their base pay. Amounts so contributed are used by the custodian of the Stock Purchase Plan to purchase shares of the Company's Common Stock in open market transactions. Beginning June 1, 1996, the Company has made matching contributions to amounts contributed by employees pursuant to the Stock Purchase Plan in amounts equal to 15 percent of the aggregate amounts contributed by employees. During the fiscal year ended August 31, 1998 the Company's matching contributions under the Stock Purchase Plan aggregated $29,937.

DEFERRED BENEFIT PLAN

    During fiscal 1997, Greenbrier Leasing adopted a supplemental non-qualified deferred compensation plan for certain executives including certain Named Executive Officers (the "Deferred Benefit Plan") as a result of an independent review of the Company's executive compensation plans. Prior to its adoption by Greenbrier Leasing, the Compensation Committee reviewed and approved the Deferred Benefit Plan which provides retirement benefits for certain executives. The Deferred Benefit Plan is administered by the Board of Directors of Greenbrier Leasing upon consultation with the Compensation Committee. Contributions to the Deferred Benefit Plan are made by January 31 of each year for the prior fiscal year and are based upon the consolidated earnings of the Company. For fiscal 1997, $369,000 was contributed to the Deferred Benefit Plan. In addition, the Company made a cash payment on behalf of each participant to cover the participant's estimated tax liability resulting from the contribution, assuming a 50% combined federal, state and local tax bracket. The contribution for fiscal 1998 has not yet been determined. Upon a change of control (as defined), the Employer will contribute a payment equal to the average allocation for the participant for the prior three Plan Years multiplied by the number of Plan Years from the effective date of the change of control to the participant's normal retirement date.

NON-EMPLOYEE DIRECTOR FEES

    The Committee received a report of independent consultants regarding the compensation of non-employee directors. The report was referred to the full Board of Directors.

    The Compensation Committee believes that the Company's executive and employee compensation policies contribute to the long-term financial success of the Company. The Compensation Committee intends to annually review the structure of the Company's executive compensation programs to ensure that policies and levels of compensation effectively link executive and stockholder interests and are consistent with the long-term investment objectives appropriate to the Company's business.

       November 10, 1998
       Peter K. Nevitt, Chairman
       Victor G. Atiyeh
       Benjamin R. Whiteley

PERFORMANCE GRAPH

    The following graph demonstrates a comparison of cumulative total returns for the Company's Common Stock, the Standard & Poors (S&P) 500 Index and the Dow Jones Transportation Equipment Index. The graph assumes an investment of $100 on July 14, 1994 in each of the Company's Common Stock and the stocks comprising the indices. Each of the indices assumes that all dividends were reinvested and that the investment was maintained to and including August 31, 1998, the end of the Company's 1998 fiscal year.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           THE GREENBRIER COMPANIES, INC.   S&P 500   DOW JONES TRANSPORTATION EQUIPMENT
7/14/94                           100.00%    100.00%                              100.00%
8/94                              124.11%    105.21%                              101.30%
8/95                               94.26%    127.78%                              104.00%
8/96                               85.10%    151.71%                              103.60%
8/97                               98.45%    213.38%                              201.30%
8/98                              120.03%    230.65%                              153.79%

                      STOCKHOLDINGS OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information, as of October 1, 1998, with respect to beneficial ownership of the Company's Common Stock (the only class of shares of outstanding voting securities of the Company) by each director or nominee for director, by each Named Executive Officer, by all directors and officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Unless otherwise indicated, each person has sole voting power and sole investment power.

                                                                                      AMOUNT AND
                                                                                       NATURE OF
                                                                                      BENEFICIAL         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                   OWNERSHIP        OF CLASS
--------------------------------------------------------------------------------  -------------------  -----------
Alan James                                                                              8,632,700(1)        60.6%(1)
  One Centerpointe Drive
  Suite 200
  Lake Oswego, Oregon 97035
William A. Furman                                                                       8,632,700(1)        60.6%(1)
  One Centerpointe Drive
  Suite 200
  Lake Oswego, Oregon 97035
Victor G. Atiyeh                                                                            2,800(2)             (3)
Peter K. Nevitt                                                                             7,500(2)             (3)
A. Daniel O'Neal, Jr.                                                                       5,255                (3)
C. Bruce Ward                                                                               5,562(2)             (3)
Benjamin R. Whiteley                                                                        5,000(2)             (3)
Robin D. Bisson                                                                            19,312(2)             (3)
Norriss M. Webb                                                                            17,514(2)             (3)
L. Clark Wood                                                                              12,300(2)             (3)

All directors and executive officers as a group (13 persons)                            8,728,590(2)        61.2%

------------------------------

(1) The shares shown as beneficially owned include 4,316,350 shares held by Mr. Furman, and 4,316,350 shares held by Mr. James which, pursuant to the terms of a Stockholders' Agreement, will be voted in concert to elect each other as directors and with respect to all other matters put to a vote of the stockholders. Mr. James disclaims beneficial ownership of the shares held by Mr. Furman, and Mr. Furman disclaims beneficial ownership of the shares held by Mr. James. The shares beneficially owned by Mr. Furman include 375,000 shares held of record by the William A. Furman Charitable Remainder Unitrust. The shares beneficially owned by Mr. James include 375,000 shares held of record by the Alan James Charitable Remainder Unitrust.

(2) The shares shown as beneficially owned include 2,500 shares for Mr. Atiyeh, 2,500 shares for Mr. Nevitt 3,062 shares for Mr. Ward, 1,000 shares for Mr. Whiteley, 16,312 shares for Mr. Bisson, 16,000 shares for Mr. Webb, 12,000 shares for Mr. Wood and 72,937 shares for the group, which such persons and the group have the right to acquire by exercise of stock options within 60 days after October 1, 1998.

(3) Less than one percent.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, to the Company's knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 1998 were complied with.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 31, 1999. Deloitte & Touche LLP has acted as independent public accountants for the Company since 1985. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

    Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1999 fiscal year.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.

                                 OTHER BUSINESS

    Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

                             STOCKHOLDER PROPOSALS

    To be eligible for inclusion in the Company's proxy materials for the 2000 Annual Meeting of stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to complying with the stockholder eligibility and other requirements of the Commission's rules governing such proposals, be received not later than July 26, 1999 by the Secretary of the Company at the Company's principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

    Stockholders may only bring business before an annual meeting if the stockholder proceeds in compliance with the Company's Amended and Restated Bylaws. For business to be properly brought before the 1999 Annual Meeting by a stockholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on December 3, 1998. The notice to the Secretary must set forth as to each matter that the stockholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the stockholder's name and address as they appear on the Company's books; (c) the class and number of shares beneficially owned by the stockholder; (d) any material interest of the stockholder in such business and a description of all arrangements and understandings between such stockholder and any other person (including their names) in connection with the proposal of such business; and
(e) a representation that the stockholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

                            ------------------------

    A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, THE GREENBRIER COMPANIES, INC., ONE CENTERPOINTE DRIVE, SUITE 200, LAKE OSWEGO, OREGON 97035.

                                          By order of the Board of Directors,
                                          Kenneth D. Stephens
                                          SECRETARY

November 30, 1998

                          THE GREENBRIER COMPANIES, INC.
P               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R
    The undersigned hereby appoints William A. Furman, C. Bruce Ward and
O A. Daniel O'Neal, Jr., as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as
X designated below, all the shares of Common Stock of The Greenbrier Companies, Inc. held of record by the undersigned on November 20, 1998, at
Y the Annual Meeting of Stockholders to be held on January 12, 1999 or any adjournments or postponements thereof.


    Election of Directors, Nominees:                  (notation/comments)

    VICTOR G. ATIYEH    BENJAMIN R. WHITELEY    -------------------------------

                                                -------------------------------

                                                -------------------------------

                                                -------------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card.)


                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------


--------------------------------------------------------------------------------
                          -FOLD AND DETACH HERE-


                                       ANNUAL
THE GREENBRIER COMPANIES, INC.         MEETING OF
                                       SHAREHOLDERS

                                       JANUARY 12, 1999

                 --
/X/ PLEASE MARK  |                                                    |     2344
    YOUR VOTES                                                        |
    AS IN THIS                                                        |
    EXAMPLE.                                                          ------

              FOR ALL
              NOMINEES    WITHHOLD
              AS LISTED   AUTHORITY
             ON REVERSE   TO VOTE
             (EXCEPT AS   FOR ALL
              MARKED TO   NOMINEES
            THE CONTRARY   LISTED
               BELOW)    ON REVERSE                       FOR  AGAINST  ABSTAIN

1. ELECTION     /   /      /   /   2. PROPOSAL TO RATIFY
   OF                                 THE APPOINTMENT OF
   DIRECTORS                          DELOITTE & TOUCHE
For, except vote withheld from        LLP AS THE COMPANY'S
the following nominee(s):             INDEPENDENT AUDITORS
                                      FOR FISCAL 1999:     / /   / /      / /
-------------------------------

                                   3. THE PROXIES ARE
                                      AUTHORIZED IN THEIR
                                      DISCRETION TO VOTE
                                      UPON SUCH OTHER
                                      BUSINESS AS MAY
                                      PROPERLY COME BEFORE
                                      THE MEETING          / /   / /      / /



                                          This proxy when properly executed will
                                          be voted in the manner directed herein
                                          by the undersigned stockholder. If no
                                          direction is made, this proxy will be
                                          voted for Proposals 1 and 2 and in the
                                          proxies' discretion as to such other
                                          matters as may properly come before
                                          the meeting.

                                          Please sign exactly as your name
                                          appears at left. When shares are held
                                          by joint tenants, both should sign.
                                          When signing as attorneys, executor,
                                          administrator, trustee, or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by President or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.




                                                    ----------------------------

                                                    ----------------------------
                                                    SIGNATURE(S)           DATE




--------------------------------------------------------------------------------
                          -FOLD AND DETACH HERE-


    PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.